EXHIBIT 99.2

Lymphoma Vaccines – Should We Ignore Early Clinically-Insignificant Progression?

J. Bender, J. Gutheil, D. Gold and the FavId Study Group - Favrille, Inc. San Diego, CA USA

Introduction

Lymphoma vaccines directed against the idiotype (Id) are a promising investigational approach for patients with follicular non-Hodgkin’s lymphoma (fNHL).  These Id-KLH vaccines are thought to exert their effect through the induction of an anti-idiotype immune response which may take time to develop.  A delayed immune response could result in the observation of initial tumor progression prior to subsequent tumor response in some patients.  We evaluated the time course of changes in tumor size for each patient entered in our two open-label Phase 2 trials of FavId® (Id-KLH) active immunotherapy in patients with fNHL and present data for patients who experienced either a delayed response or early clinically-insignificant progression followed by an objective response.

Methods

In two open-label Phase 2 trials, fNHL patients received FavId either as single agent therapy once a month for six months along with GM-CSF on Days 1-4 each course or FavId/GM-CSF following cytoreduction with Rituxan® (weekly x 4).  Stable or responding patients continued receiving boosting doses of FavId every two months for a year and then every three months until disease progression.

Results

Single Agent FavId Trial: One patient showed disease progression after three doses of FavId.  This patient received prior fludarabine and had few circulating T-cells. An anti-Id cellular immune response was first detected following the sixth dose of FavId with a simultaneous increase in T-cells and slight decrease in tumor size measured by CT scan.  The patient continued FavId vaccinations and demonstrated a gradual tumor reduction, achieving a partial response after 15 months.  This patient continues to receive FavId at 42 months from the start of treatment.

FavId following Rituxan Trial: One patient had only stable disease post- Rituxan and after three doses of FavId had clinically-insignificant disease progression by CT scan. After the sixth dose of FavId, a slight decrease in tumor size occurred.  The patient continued vaccinations and demonstrated a gradual tumor reduction, finally achieving a partial response after 15 months.

Conclusion

Tumor regression following FavId may be delayed and can occur following a period of initial tumor progression.  In order to allow sufficient time for the development of an immune response, future trials of Id-KLH vaccines for fNHL should be designed to allow for the continued treatment of patients, with asymptomatic or clinically insignificant progression, early in the course of therapy.